NEWS RELEASE for June 14, 2011

BIOLASE SET TO JOIN RUSSELL 2000® INDEX

IRVINE, CA (June 14, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that it has qualified for and been selected to join the Russell 2000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 24, 2011, according to a preliminary list of additions posted June 10, 2011, available at www.russell.com/indexes.

Annual reconstitution of Russell’s U.S. indexes captures and ranks the 4,000 largest U.S. publicly-traded stocks as of the end of May by total market capitalization. Membership in the U.S. broad market Russell 3000®, which remains in place for one year, means automatic inclusion in either the Russell 1000® Index or the Russell 2000 Index, as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Federico Pignatelli, Chairman and CEO, said, “There is no index family in the world that rivals the size, credibility and buying power of the Russell group. Inclusion in its indexes, which are the benchmark for nearly $4 trillion in investment dollars, will not only likely broaden our shareholder base and market exposure, but we believe it will drive demand for our stock, as index buyers rebalance their portfolios in the weeks ahead. We are thrilled to be included in this year’s Russell 2000, and look forward to continued participation in that and other equity indexes as we move forward.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

More information about Russell Indexes, including total returns, is available at http://www.russell.com/Indexes/data/default.asp.

About Russell:
Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has about $161 billion in assets under management as of March 31, 2011, and serves individual, institutional and advisor clients in more than 35 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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